Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Management Transitions and Expanded Board of Directors

– Scott Wilkinson to Succeed Raymond Huggenberger as CEO Effective March 1, 2017 and Join the Board of Directors Effective January 1, 2017 –

– Scott Beardsley to Join the Board of Directors Effective January 1, 2017 –

– Byron Myers to be Appointed EVP, Sales & Marketing Effective January 1, 2017 –

–  Reiterates 2016 and 2017 Guidance –

Goleta, California, December 6, 2016 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced that its Board of Directors has appointed Scott Wilkinson as Inogen’s President and Chief Executive Officer, effective March 1, 2017. Mr. Wilkinson will also join the Board of Directors on January 1, 2017.  Mr. Wilkinson will succeed Raymond Huggenberger, who is retiring as Chief Executive Officer, effective March 1, 2017.  Mr. Huggenberger will continue to serve on Inogen’s Board of Directors following his retirement as Chief Executive Officer.

Heath Lukatch, Ph.D., Inogen’s Chairman, said, “On behalf of the Board of Directors, I would like to congratulate Scott on this appointment and thank Ray for his extraordinary contributions to Inogen over the last eight years.  During his time as CEO, Inogen has experienced tremendous growth and solidified its reputation for innovation and consumer marketing.  We will continue to benefit from Ray’s leadership abilities as he contributes his insights from his position on the Board of Directors.  Scott is a highly talented and experienced executive who understands Inogen’s culture and strategy due to his eleven-year tenure at Inogen and has been critical to Inogen’s success. During his time as President and COO, Scott has proved he is the right leader for Inogen as we continue to work towards improving the lives of oxygen therapy patients.”

“I am honored and grateful for the opportunity to lead Inogen in our mission to broaden adoption of our portable oxygen concentrators and improve the lives of oxygen therapy patients,” said Mr. Wilkinson.  “This is an organization with a culture of continuous innovation that has creative, dedicated and talented professionals. I am excited about the possibilities that lie in our future.”

“I am grateful to have led this outstanding company. We have been able to achieve tremendous growth, of which I am proud, but more importantly I am humbled by the patients that we have been able to help,” said Mr. Huggenberger. “This is the right time for me to retire as CEO, and I believe that Inogen has the products, culture and talent to continue its leadership position. I look forward to working with Scott and the rest of the Inogen executive team in my role on the Board.”

Mr. Wilkinson currently oversees Inogen’s global commercial, manufacturing, service, research and development, technical and support operations. Previously, Mr. Wilkinson held various leadership roles within Inogen encompassing sales, marketing, customer service, rental revenue management, technical and repair services, and clinical services. From 2000 to 2005, Mr. Wilkinson worked for Invacare Corporation, a designer and manufacturer of oxygen products, as a Group Product Manager and helped launch a $100 million revenue oxygen product line segment. From 1999 to 2000, Mr. Wilkinson served as a Product Line Director with Johnson & Johnson, a healthcare company. From 1988 to 1999, Mr. Wilkinson worked as a Research Scientist, Product Manager, and Project Leader at Kimberly Clark, a consumer products company. Mr. Wilkinson received a Bachelor’s degree in Chemical Engineering from the University of Akron and an MBA from University of Wisconsin, Oshkosh.

Additional Appointments

Inogen also announced today that Scott Beardsley, Sr. Partner, Novo Ventures (US) Inc., has been appointed to Inogen’s Board of Directors, effective January 1, 2017. Mr. Beardsley will also join the Compensation, Nominating, and Governance Committee, effective January 1, 2017. In connection with the appointments of Mr. Wilkinson and Mr. Beardsley, the Board of Directors will expand from six to eight members, effective January 1, 2017.

Mr. Beardsley is employed as a Senior Partner at Novo Ventures (US), Inc., which provides certain financial investment consultancy services to Novo A/S, a Danish limited liability company that manages investments and financial assets.  Mr. Beardsley has worked within Novo A/S and its investment activities since 2009 in several roles: since January 2016, Mr. Beardsley has been employed by Novo Ventures (US) Inc. as a Senior Partner; from December 2012 through 2015, he was employed as a Partner by Novo Ventures (US) Inc.; and from 2009 through 2012, he was employed as a Senior Partner by Novo A/S.  Prior to joining Novo A/S, Mr. Beardsley was a Managing Director in the Health Care Group at J.P. Morgan, a banking and financial services company, from 2006 through 2008, and a Managing Director in the Health Care Group of US Bancorp Piper Jaffray, an investment bank, from 2001 to 2006.  Previously, Mr. Beardsley was an investment banker at US Bancorp Piper Jaffray, Montgomery Securities, an investment bank, and Kidder, Peabody & Co. Incorporated, an investment bank.  From October 2010 through May 2014, Mr. Beardsley served as a member of the board of directors of Aerocrine AB, a publicly-traded medical technology company.  Mr. Beardsley received his Masters of Business Administration from the Anderson Graduate School of Management at UCLA and his Bachelors of Science in Business Administration from Colorado State University.

Additionally, Inogen announced today that Byron Myers, Founder and VP, Marketing will be promoted to EVP, Sales & Marketing, effective January 1, 2017. Mr. Myers will be responsible for global sales and marketing activities.

Mr. Myers currently leads Inogen’s global marketing and product management operations. Prior to serving in this position, Mr. Myers held various roles with Inogen in direct-to-consumer sales, marketing and product management. Mr. Myers received a Bachelor’s degree in Economics/Mathematics from the University of California, Santa Barbara and an MBA from the Rady School of Management at the University of California, San Diego.

Financial Outlook for 2016 and 2017

Inogen is reiterating its 2016 revenue guidance range of $194 to $198 million, which represents year-over-year growth of 22.0% to 24.5%.

Inogen is reiterating its 2016 net income estimate range of $12.5 to $14.5 million, representing 7.9% to 25.2% growth over 2015.

Inogen is also reiterating its 2016 Adjusted EBITDA estimate range of $37.5 to $39.5 million, representing an increase of 16.1% to 22.3% over 2015.  2016 Adjusted net income is expected to be in the range of $12.5 to $14.5 million, representing 24.8% to 44.8% growth over 2015.

Inogen’s estimates of forward-looking Adjusted EBITDA exclude estimates for interest expense, interest income, provision for income taxes, depreciation and amortization, and stock-based compensation expense.  Inogen’s estimates of forward-looking Adjusted net income exclude estimates for tax benefit adjustments.  The timing and amounts of these items needed to estimate non-GAAP financial measures are inherently unpredictable or outside our control to predict.  Accordingly, Inogen cannot provide a quantitative reconciliation of non-GAAP Adjusted EBITDA or Adjusted net income without unreasonable effort.  Material changes to any of these items could have a significant effect on Inogen’s guidance and future GAAP results.

In 2015, Inogen experienced tax benefit adjustments of $1.6 million that are not expected to recur in 2016.  Inogen expects an effective tax rate in 2016 of approximately 36% compared to an effective tax rate of 32.0% in 2015, excluding the tax benefit adjustments, but the actual effective tax rate may vary depending on a variety of factors, such as actual disqualifying dispositions of employee incentive stock options that occur within the year.  Inogen expects a higher effective tax rate primarily due to lower tax deductions for equity compensation as a percentage of pre-tax income which is not expected to have as much of an impact on the 2016 effective tax rate as it did on the 2015 effective tax rate.  Inogen also expects the effective tax rate to fluctuate depending on disqualifying dispositions incurred within the respective quarters.

Inogen is also reiterating its expectation for net positive cash flow for 2016 with no additional equity capital required to meet its current operating plan.

Inogen is also reiterating its guidance range for the full year 2017 total revenue of $230 to $236 million, representing 17.3% to 20.4% growth over the 2016 guidance mid-point of $196 million. Inogen expects direct-to-consumer sales to be its fastest growing channel, and domestic business-to-business sales to have a solid growth rate, and international business-to-business sales to have a modest growth rate, where the strategy will continue to be heavily focused on the European markets. Inogen expects rental revenue to slightly decline in 2017 compared to 2016 associated with lower average rental revenue per patient primarily due to the known cuts from Medicare competitive bidding, and a continued focus on sales versus rentals.

Inogen is reiterating its guidance for full year 2017 net income and Adjusted net income estimate of $16 to $18 million, representing 18.5% to 33.3% growth over the 2016 guidance mid-point of $13.5 million. Inogen is reiterating its guidance range for the full year 2017 Adjusted EBITDA of $45 to $49 million, representing 16.9% to 27.3% growth over the 2016 guidance mid-point. Inogen expects an effective tax rate of 36% in 2017.

Inogen also continues to expect net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; Inogen’s leadership position; direct-to-consumer, business-to-business and international growth expectations; estimates of declines in rental revenue; and financial guidance for 2016 and 2017, including revenue, Adjusted EBITDA, Adjusted net income, net income, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to continue its Inogen One G4 product rollout; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen's Quarterly Report on Form 10-Q for the period ended September 30, 2016. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503